Exhibit 99

			Joint Filer Information

Name:				Calamos Family Partners, Inc.
				and Calamos Partners LLC

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos

Issuer & Ticker Symbol:	Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:		11/21/2016*

Signature:			By: /s/ William J. Takahashi, Attorney-in-Fact.

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.